Exhibit (d)(3)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is made as of this 5th day of January, 2021 (the “Effective Date”), by and between Creation Technologies Inc., a Delaware corporation (“CREATION”), and IEC Electronics Corp., a Delaware corporation (“COMPANY”).

Background

CREATION and COMPANY intend to engage in discussions regarding potential business opportunities (the “Purpose”). CREATION and COMPANY may each receive Proprietary Information (as defined below) concerning the other Party’s business, operations and technical products for the Purpose stated above from such other Party or from a third party at the direction of such other Party. The Parties desire to protect the disclosures of Proprietary Information as further provided in this Agreement. Accordingly, and in consideration of the above premises and the covenants hereinafter set forth, the parties agree as follows:

1.	For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” shall mean any corporation, firm, partnership or other entity that directly or indirectly Controls or is Controlled by or is under common Control with a Party to this Agreement.

(b)

“Confidential Information” shall mean all information relating to the business of the Disclosing Party (which does not rise to the status of a Trade Secret) which is or has been disclosed, either heretofore or hereafter, to the Receiving Party or of which the Receiving Party became aware as a consequence of its business discussions or relationship with the Disclosing Party, which is not generally known to the Disclosing Party’s competitors or the public and which information, or the confidentiality thereof, has value to the Disclosing Party.

(c)

“Control” shall mean ownership, directly through one or more Affiliates, of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interests in the case of any limited liability company or other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

(d)

“Disclosing Party” shall mean either Party, in its capacity as the provider of its own Proprietary Information to the other Party directly or indirectly (via one or more third parties acting on behalf of and at the direction of the Party so providing its Proprietary Information).

(e)	“Party” and “Parties” shall mean either party or both parties, respectively, to this Agreement and their respective Affiliates.

(f)	“Person(s)” shall mean, without limitation, any corporation, company, partnership, individual human being or other entity.

(g)

“Proprietary Information” shall mean the “Trade Secrets” and “Confidential Information” of CREATION and COMPANY, respectively, as well as, when applicable, third-party information that has been entrusted on a confidential basis to the Disclosing Party, and is disclosed, either heretofore or hereafter, to the Receiving Party in connection with the Purpose. The term “Proprietary Information” does not include any information that was already known to the Receiving Party, without restriction as to further disclosure or use, prior to and at the time of its disclosure hereunder, provided such prior knowledge can be shown by the written records of the Receiving Party, or which, at the relevant time:

(i)	has entered the public domain by lawful means and through no act or omission or fault of the Receiving Party, or that was in the public domain at the time of disclosure to the Receiving Party;

(ii)

has been disclosed to the Receiving Party by a third party, without restriction as to further disclosure or use, and, at the time of such disclosure, such third party was not known by the Receiving Party to be under any obligation of confidence to the Disclosing Party; or

(iii)

has been separately and independently developed by Representatives or Affiliates of the Receiving Party without any reliance upon or reference to the Disclosing Party’s Proprietary Information and such separate and independent development can be shown by the written records of the Receiving Party.

For the purpose of this Agreement, any combination of features or sequence of steps shall not be deemed to be within the foregoing exceptions merely because individual features or steps are known to the public or are in the possession of the Receiving Party, but only if the combination or sequence itself and its principle of operation are obvious or are generally known to the public or are in the possession of the Receiving Party.

(h)

“Receiving Party” shall mean either Party, in its capacity as the recipient of the other Party’s Proprietary Information from the other Party directly or indirectly (via one or more third parties acting on behalf of and at the direction of the other Party).

(i)

“Representatives,” used collectively herein, shall mean each Party’s (and its Affiliates’s) respective directors, officers, employees, agents, lenders, members, managers, financing sources, advisors, and the like who need to know the Proprietary Information of the other Party for the Purpose stated above, and who are the only Persons to whom disclosure of such Proprietary Information is permissible hereunder.

(j)

“Trade Secrets” shall mean anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention (whether patentable or unpatentable and whether or not reduced to practice), know how or improvement that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.

Proprietary Information of the Disclosing Party will be used solely and exclusively by the Receiving Party for the Purpose stated above and will be so used on a strict need to know basis only. Neither Party shall use the Proprietary Information of the other Party in any other way or manner. The Parties recognize that the Proprietary Information is confidential and proprietary. Each Party acknowledges and agrees that the disclosure or unauthorized use by Receiving Party of the Proprietary Information of the Disclosing Party will injure such Disclosing Party. Therefore, the Parties agree that (other than as explicitly provided herein) they will not, at any time, use, reveal or divulge any Proprietary Information concerning a Disclosing Party.

3.

The Parties, each in its capacity as the Receiving Party hereunder, may disclose any or all of the Proprietary Information of the other Party to such Receiving Party’s Representatives, provided that each Representative to whom Proprietary Information is disclosed must be expressly bound to obligations of non-disclosure and non-use consistent with the terms hereof, and that the Receiving Party shall inform its Representatives of the confidential nature of the Proprietary Information. The Parties agree to be responsible for any use or disclosure of Proprietary Information by said Representatives, which, if done directly by the Receiving Party, would constitute a breach of this Agreement.

4.

During the term of this Agreement and for a period of one year following the termination of this Agreement, CREATION and its affiliates and other Representatives (excluding Representatives who are debt financing sources, attorneys, accountants, consultants, agents and financial advisors unless they are acting on CREATION’s behalf or at our direction) agree not to in any manner, directly or indirectly, without the prior written invitation from the Company, (a) acquire, or offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities, loans or assets, or direct or indirect rights to acquire any securities, loans or assets of the Company or any subsidiary, division or affiliate of the Company or of any successor or controlling person; (b) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets (which includes by way of merger, tender offer, recapitalization, restructuring, liquidation or otherwise); (d) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company; (e) advise, assist or encourage any other persons in connection with any of the foregoing; (f) take any action that might require the Company to make a public announcement regarding an extraordinary transaction, which includes any of the foregoing, involving the Company or any of its securities or assets; or (g) file any application with any regulatory authority seeking approval or authority, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

5.

Each Party understands and agrees that, for a period of one year from the date hereof, neither it nor any of its Representatives or affiliates may solicit for hire any of the officers of the other Party or any of its subsidiaries or any other employees with whom such party has had direct contact in connection with the Purpose or whose identity was shared with such party in connection with the Purpose. The foregoing will not apply to (a) persons hired as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) or through the use of a search firm, in each case not specifically directed to employees of the other Party and (b) persons terminated without cause.

6.

If a Party and/or any of its Representatives become legally required or compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or by any similar process or court or administrative order) to disclose any of the Proprietary Information of the other Party, then the Party that becomes so legally required or compelled shall provide the other Party with prompt prior written notice of such legal requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, and/or regardless of whether or not the other Party waives compliance with the terms of this Agreement, the Party that becomes so legally required or compelled agrees to disclose only that portion of the Proprietary Information of the other Party which the Party who is subject to such legal requirement is advised by written opinion of counsel is legally required to be disclosed and to exercise best efforts to obtain assurances that confidential treatment will be accorded such Proprietary Information.

7.

All intellectual property and other rights in the Proprietary Information, whether in the nature of copyright, trademarks, trade secrets, or patent rights (whether registrable or not), or otherwise are to be and remain the property of the Disclosing Party absolutely. Each Party undertakes that neither it nor its Representatives will use, reproduce, modify, adapt, or make any other use of a Disclosing Party’s intellectual property or other rights in the Proprietary Information without the prior written consent of such Disclosing Party or in any manner infringe upon the rights of a Disclosing Party therein. The Receiving Party will not file any patent application, utility model application, or design application using or disclosing any of the Disclosing Party’s Proprietary Information.

8.

The Receiving Party will use the same degree of care as it uses to protect its own Proprietary Information of like importance, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of the Proprietary Information. Upon discovery of any misuse or disclosure of Proprietary Information, the Receiving Party will notify the Disclosing Party and will act to prevent any further misuse or disclosure.

9.

If either Party so requests, each Party, in its capacity as the Receiving Party hereunder, will promptly return all copies of the Proprietary Information of the Disclosing Party in the Receiving Party’s possession or in the possession of its Representatives and will destroy or irreversibly erase all copies of any analyses, compilations, and studies or other documents prepared by the Receiving Party or its Representatives or prepared for the Receiving Party’s use containing or reflecting any Proprietary Information of the Disclosing Party, to the extent the foregoing actions are reasonably practical under the circumstances. For example, deletion of individual files from backup media would both destroy the integrity of said media and be cost-prohibitive. Accordingly, a Party may retain, in secure storage, for archival purposes, copies on backup media from which it is impractical to delete individual files; and a Party shall not be obligated to ensure that all copies of e-mails, documents, or other similar information have been deleted from all media in such Party’s and its Representatives’ control, if that Party has instructed its Representatives to delete the same and obtained assurances that they have done so, to the best of their knowledge. All retained copies of Proprietary Information will remain permanently subject to this Agreement.

10.

Without the prior written consent of the Disclosing Party, neither the Receiving Party nor its Representatives shall disclose to any Person either the fact that any evaluations, discussions or negotiations are taking or have taken place, or that either Party has requested or received Proprietary Information from the other Party, or any terms, conditions or other facts with respect to the Purpose stated above, including the status thereof. All public announcements or other statements to third parties related to the negotiations or discussions referred to herein by either of the Parties shall be subject to prior written approval by the other Party, except for such statements as may be necessary, in the opinion of their respective counsel, to comply with the requirements of any law, governmental order, or regulation.

11.

The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year from the date hereof, unless sooner terminated by written notice from one Party to the other Party. As to Proprietary Information disclosed prior to termination, the provisions of this Agreement restricting disclosure and use shall survive for the following periods: (a) as to Confidential Information, for a period of one year following termination of this Agreement, and (b) as to Trade Secrets, for so long as the respective information qualifies as a trade secret under applicable law.

12.

The Parties acknowledge and agree that neither Party is making, nor will either Party be deemed to make at the time of disclosure or delivery of the Proprietary Information, any representation or warranty, either express or implied, including, without limitation, any representation or warranty as to merchantability or fitness for a particular purpose, or as to the accuracy or completeness of the Proprietary Information; and neither the Disclosing Party, nor any of its officers, directors, employees, stockholders, owners, Affiliates, agents nor Representatives, shall have any liability whatsoever to the Receiving Party or any third party receiving Proprietary Information through the Receiving Party, resulting from the use by the Receiving Party or such third party of the Proprietary Information.

13.

The Parties acknowledge and agree that remedies at law for any actual or threatened breach by either Party of the terms, conditions, and/or covenants contained in this Agreement would be inadequate and that the complaining Party may be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other appropriate remedies available to the complaining Party at law or in equity.

14.

The Parties are aware of the restrictions imposed by the United States securities laws (a) on the purchase or sale of securities by any person who has received material, non-public information about a publicly traded company and (b) on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information and acknowledge that they have implemented policies reasonably designed to ensure that their employee, officers, directors, consultants and affiliates comply with such laws.

15.

Any notice given pursuant to this Agreement shall be in writing and delivered to the address set forth below and shall be deemed delivered (a) when received if delivered by hand or (b) two business day if sent by an internationally recognized overnight courier service, charges prepaid:

If to COMPANY:	IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Attention: President

If to CREATION:	Creation Technologies Inc.
One Beacon Street
Boston, MA 02108
Attention: General Counsel

16.

No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.

Except for this Agreement and such other written agreements, if any, as currently exist between the Parties, no contract or agreement providing for any relationship shall be deemed to exist between the Parties. The Parties have no legal obligation to each other by virtue of this Agreement or any other written or oral expression with respect to the Purpose except, in the case of this Agreement, for the matters specifically and mutually agreed to herein.

18.

This Agreement is for the benefit of the Parties and their respective successors and assigns and will be construed, interpreted, and governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. The exclusive venue for any suit, action or proceeding arising out of or relating to this Agreement shall be a state or federal court in the State of Delaware, and all parties agree to jurisdiction and venue in such courts. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that the any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.

This Agreement may be signed in one or more counterparts, each of which shall constitute an original of this Agreement and all of which, taken together, shall constitute one and the same agreement. Each Party agrees that electronic or facsimile signatures of authorized Representatives of either Party shall be binding for the purposes of executing this Agreement.

20.

Neither this Agreement as a whole or by sections nor any provision of the same may be released, discharged, abandoned, waived, assigned, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed by the respective duly authorized representatives of the Parties. Should any portion of this Agreement be declared illegal, invalid or unenforceable, such portion shall be deemed to be severable and shall be deemed severed from this Agreement and shall not affect the validity and enforceability of the remainder hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

21.

Use of the words “herein” and the like in this Agreement refer to this Agreement as a whole only and not to any particular subsection or provision of this Agreement, unless otherwise specifically noted in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized Representatives to be effective as of the Effective Date.

IEC ELECTRONICS CORP.		CREATION TECHNOLOGIES INC.

By:	/s/ Jeffrey T. Schlarbaum	By:	/s/ James W. Hackett, Jr.
Name:	Jeffrey T. Schlarbaum	Name:	James W. Hackett, Jr.
Title:	President & CEO	Title:	VP and General Counsel

5